ATTACHMENT FOR CURRENT FILING OF N-SAR
                                  SUB-ITEM 77D


The investment policies of the following portfolios were amended and restated as noted below:

1.  Total Bond Market Fund
2.  Small Cap Growth Fund
3.  Small Cap Value Fund
4.  Strategic Income Fund
5.  Active Bond Fund

TOTAL BOND MARKET FUND

Subadviser:  Declaration Management & Research, LLC

Investment Objective:    Seeks to track the performance of the Lehman Brothers
                         Aggregate Bond Index (the "Lehman Index")(which represents the U.S. investment grade bond market).

Investment Strategies:   Under normal market conditions, the Fund invests at
                         least 80% of its net assets (plus any borrowings for investment purposes) at the time of investment in securities listed in this index.

The Fund attempts to match the performance of the Lehman Index by holding a representative sample of the securities that comprise the Lehman Index. However, the Fund has operating expenses and transaction costs, while a market index does not. Therefore, the Fund, while it attempts to track the Lehman Index, typically will be unable to match the performance of the index exactly. The Lehman Index composition may change from time to time. The subadviser will reflect those changes in the composition of the Fund as soon as practicable.

The Fund is an intermediate term bond fund of high and medium credit quality.

The Lehman Index consists of dollar denominated, fixed rate, investment grade debt securities with maturities generally greater than one year and outstanding par values of at least $200 million including:
-U.S. Treasury and agency securities;
-Asset-backed and mortgage-backed securities, including mortgage pass-through securities and commercial mortgage- backed securities ("CMBS") and collateralized mortgage offerings ("CMOs");
-Corporate bonds, both U.S. and foreign (if dollar denominated); and -Foreign government and agency securities (if dollar denominated).

The Fund may purchase other types of investments that are not in the Lehman Index. This would include, for example, certain derivatives (investments whose value is based on indexes or other securities).

The Fund is authorized to use all of the various investment strategies (including options, futures, currency and other derivatives transactions) referred to under "Hedging and Other Strategic Transactions" in the SAI.

Principal Risks of Investing in this Fund
The principal risks of investing in the Fund, which could adversely affect its NAV and performance, include:

-Credit and Counterparty Risk
-Derivatives Risk
-Fixed Income Securities Risk
-Foreign Securities Risk
-Index Management Risk
-Interest Rate Risk
-Issuer Risk
-Mortgage-Backed and Asset-Backed Securities Risk


SMALL CAP GROWTH FUND

Subadviser:  Wellington Management Company, LLP

Investment Objective:    To seek long-term capital appreciation.

Investment Strategies:   Under normal market  conditions,  the  subadviser  will
                         invest, under normal market conditions, at least 80% of
                         the  Fund's  net  assets  (plus  any   borrowings   for
                         investment purposes) in small-cap companies. For the purposes of the Fund, "small cap companies" are those with market capitalizations, at the time of investment, not exceeding the maximum market capitalization of any company represented in either the Russell 2000 Index
                         ($0.09 billion to $2.9 billion as of October 31, 2006) or the S&P Small Cap 600 Index ($43 million to $3.74 as of October 31, 2006). The Fund invests in small-cap companies that are believed to offer above-average potential for growth in revenues and earnings.

Market capitalizations of companies in the indices change over time; however, the portfolio will not sell a security just because a company has grown or fallen to a market capitalization outside the range of the indices.

The subadviser selects stocks using a combination of quantitative screens and bottom-up, fundamental security research. Quantitative screening seeks to narrow the list of small capitalization companies and to identify a group of companies with strong revenue growth and accelerating earnings. Fundamental equity research seeks to identify individual companies from that group with a higher potential for earnings growth and capital appreciation.

The subadviser looks for companies based on a combination of criteria including one or more of the following:
-Improving market shares and positive financial trends;
-Superior management with significant equity ownership; and -Attractive valuations relative to earnings growth outlook.

The Fund is likely to experience periods of higher turnover in portfolio securities because the subadviser frequently adjusts the selection of companies and/or their position size based on these criteria. The Fund's sector exposures are broadly diversified, but are primarily a result of stock selection and therefore may vary significantly from the benchmark. The Fund may invest up to 20% of its total assets in foreign securities (with no more than 5% in emerging market securities).

Except as otherwise stated under "Investment Objectives and Strategies -- Temporary Defensive Investing", the Fund normally has 10% or less (usually lower) of its assets in cash and cash equivalents.

The Fund may invest in IPOs. The Fund may also purchase each of the following types of securities, but not as a principal investment strategy: U.S. dollar denominated foreign securities, certain ETFs, and certain derivatives (investments whose value is based on an index or other securities).

Principal Risks of Investing in this Fund
The principal risks of investing in the Fund, which could adversely affect its NAV and performance, include:

-Active Management Risk
-Credit and Counterparty Risk
-Derivatives Risk
-Equity Securities Risk (including Growth Investing Risk)
-Foreign Securities Risk
-High Portfolio Turnover Risk
-IPOs Risk
-Issuer Risk
-Small and Medium Size Companies Risk

In addition, market timers may target Funds with significant investments in small-cap securities. The Fund may invest significant amounts in such securities. While the Fund will seek to identify and prevent such trading no assurance can be given that the Fund will be successful in doing so. See "Transaction Policies."


SMALL CAP VALUE FUND

Subadviser:  Wellington Management Company LLP

Investment Objective:    To seek long-term capital appreciation.

Investment Strategies:   Under normal market  conditions,  the  subadviser  will
                         invest at least 80% of the Fund's net assets  (plus any
                         borrowings  for   investment   purposes)  in  small-cap
                         companies that are believed to be undervalued by various measures and offer good prospects for capital appreciation.


For the purposes of the Fund, "small cap companies" are those with market capitalizations, at the time of investment, not exceeding the maximum market capitalization of any company represented in either the Russell 2000 Index ($0.09 billion to $2.9 billion as of October 31, 2006) or the S&P Small Cap 600 Index ($43 million to $3.74 billion as of October 31, 2006).

The Fund invests primarily in a diversified mix of common stocks of small U.S. companies that are believed to be undervalued by various measures and offer good prospects for capital appreciation.

The subadviser employs a value-oriented investment approach in selecting stocks, using proprietary fundamental research to identify stocks the subadviser believes have distinct value characteristics based on industry-specific valuation criteria. The subadviser focuses on high quality companies with a proven record of above average rates of profitability that sell at a discount relative to the overall small-cap market.

Fundamental research is then used to identify those companies demonstrating one or more of the following characteristics:
-Sustainable competitive advantages within a market niche;
-Strong profitability and free cash flows;
-Strong market share positions and trends;
-Quality of and share ownership by management; and -Financial structures that are more conservative than the relevant industry average.

The Fund's sector exposures are broadly diversified, but are primarily a result of stock selection and may, therefore, vary significantly from its benchmark. The Fund may invest up to 15% of its total assets in foreign securities (with no more than 5% in emerging market securities).

Except as otherwise stated under "Investment Objectives and Strategies -- Temporary Defensive Investing", the Fund normally has 10% or less (usually lower) of its total assets invested in cash and cash equivalents.

The Fund's portfolio may invest in IPOs. The Fund may also purchase each of the following types of securities: REITs or other real estate-related equity securities, U.S. dollar denominated foreign securities, certain ETFs, and certain derivatives (investments whose value is based on an index or other securities).

Principal Risks of Investing in this Fund
The principal risks of investing in the Fund, which could adversely affect its NAV and performance, include:

-Active Management Risk
-Credit and Counterparty Risk
-Derivatives Risk
-Equity Securities Risk (including Value Investing Risk)
-ETFs Risk
-Foreign Securities Risk
-IPOs Risk
-Issuer Risk
-Small and Medium Size Companies Risk

In addition, market timers may target Funds with significant investments in small-cap securities. The Fund may invest significant amounts in such securities. While the Fund will seek to identify and prevent such trading no assurance can be given that the Fund will be successful in doing so. See "Transaction Policies."


STRATEGIC INCOME FUND

Subadviser:  MFC Global Investment Management (U.S.), LLC

Investment Objective:   To seek a high level of current income.

Investment Strategies:  Under  normal  market  conditions,  the Fund invests at least 80% of it assets in foreign government and corporate debt securities from developed and emerging markets; U.S. Government and agency securities; and domestic high yield bonds.

The Fund invests primarily in the following types of securities:
-foreign government and corporate debt securities from developed and emerging markets;
-U.S. Government and agency securities; and -domestic high yield bonds.

The Fund may also invest in preferred stock and other types of debt securities, including domestic corporate debt securities and mortgage-backed securities.

Although the Fund invests in securities rates as low as CC/Ca and their unrated equivalents, it generally intends to keep its average credit quality in the investment grade. There is no limit on the Fund's average maturity.

The Fund may invest in asset-backed securities rated, at the time of purchase, less than A (but not rated lower than B by S&P or Moody's). Under normal circumstances, no more than 15% of the total fund assets will be invested in asset-backed securities rated less than A by both rating agencies.

In managing the Fund, the subadviser allocates assets among the three major sectors based on analysis of economic factors such as projected international interest rate movements, industry cycles and political trends. However, the subadviser may invest up to 100% of the Fund's assets in any one sector.

Within each sector, the subadviser looks for securities that are appropriate for the overall Fund in terms of yield, credit quality, structure and industry distribution. In selecting securities, relative yields and risk/reward ratios are the primary considerations.

The Fund may use certain higher-risk investments, including derivatives (investments whose value is based on indexes, securities or currencies) and restricted or illiquid securities. In addition, the Fund may invest up to 10% of net assets in domestic or foreign stocks.

The Fund may trade securities actively, which could increase its transaction costs (thus lowering performance).

Principal Risks of Investing in this Fund
The principal risks of investing in the Fund, which could adversely affect its NAV and performance, include:

-Active Management Risk
-Credit and Counterparty Risk
-Derivatives Risk
-Equity Securities Risk
-Fixed Income Securities Risk
-Foreign Securities Risk (including emerging markets)
-Issuer Risk
-Mortgage-Backed and Asset-Backed Securities Risk

ACTIVE BOND FUND

Subadvisers:  Declaration Management and Research LLC ("Declaration") and MFC
              Global Management (U.S.), LLC ("MFC Global (U.S.)")

Investment Objective:  To seek income and capital appreciation.

Investment Strategies: Under normal market conditions, the Fund invests at least
                       80% of its net assets (plus any borrowing for investment purposes) in a diversified mix of debt securities and instruments.

The Fund invests its assets in a diversified mix of debt securities and instruments with maturity duration of approximately 4 to 6 years. The investments include, but are not limited to:
-U.S. Treasury and agency securities;
-Asset-backed securities and mortgage-backed securities including mortgage pass-
 through securities, commercial mortgage-backed securities ("CMBS") and collateralized mortgage obligations ("CMOs");
-Corporate bonds, both U.S. and foreign; and -Foreign government and agency securities.

The Fund employs a multi-manager approach with two subadvisers, each of which employs its own investment approach and independently manages its portion of the Fund. The Fund will be rebalanced quarterly so that each subadviser manages the following portion of the Fund:
65%* Declaration
35%* MFC Global (U.S.)

* Percentages are approximate. Since the Fund is only rebalanced quarterly, the actual portion of the Fund managed by each subadviser will vary during each calendar quarter.

The Fund may invest in asset-backed securities if the securities are rated, at the time of purchase, AA or better by S&P or Aa or better by Moody's.

This allocation methodology may change in the future.

Declaration

Declaration uses a combination of proprietary research and quantitative tools and seeks to identify bonds and bond sectors that are attractively priced based upon market fundamentals and technical factors. Declaration opportunistically emphasizes bonds with yields in excess of U.S. Treasury securities.

This portion of the Fund normally has no more than 10% of its total assets in high yield bonds and normally invests in foreign securities only if U.S. dollar denominated. This portion of the Fund normally has an average credit rating of "A" or "AA."

Except as otherwise stated under "Investment Objectives and Strategies -- Temporary Defensive Investing", this portion of the Fund normally has 10% or less (usually lower) of its total assets in cash and cash equivalents.

MFC Global (U.S.)

MFC Global (U.S.) uses proprietary research to identify specific bond sectors, industries and bonds that are attractively priced. MFC Global (U.S.) tries to anticipate shifts in the business cycle, using economic and industry analysis to determine which sectors and industries might benefit over the next 12 months.

This portion of the Fund normally has no more than 25% of its total assets in high yield bonds and may invest in both U.S. dollar denominated and non-U.S. dollar denominated foreign securities. This portion of the Fund normally has an average credit rating of "A" or "AA."

The Fund may invest in asset-backed securities rated, at the time of purchase, less than A (but not rated lower than B by S&P or Moody's). Under normal circumstances, no more than 15% of the total assets of the portion of the Fund managed by MFC Global (U.S.) will be invested in asset-backed securities rated less than A by both rating agency.

Except as otherwise stated under "Investment Objectives and Strategies -- Temporary Defensive Investing" this portion of the Fund normally has 10% or less (usually lower) of its total assets in cash and cash equivalents.

Entire Fund

Use of Hedging and Other Strategic Transactions.
The Fund may have significant exposure to derivatives (investments whose value is based on indices or other securities), such as forwards, futures, options and swaps. Each subadviser actively uses derivatives to manage the average maturity and interest rate sensitivity for their portion of the Fund. Currency management strategies are primarily used for hedging purposes and to protect against changes in foreign currency exchange rates. See "Additional Information About the Funds' Risks and Investment Policies -- Hedging and Other Strategic Transactions." More complete descriptions of options, futures, currency and other derivative transactions are set forth in the SAI.

Principal Risks of Investing in this Fund
The principal risks of investing in the Fund, which could adversely affect its NAV and performance, include:

-Active Management Risk
-Credit and Counterparty Risk
-Derivatives Risk
-Fixed Income Securities Risk
-Foreign Securities Risk
-High Portfolio Turnover Risk
-Issuer Risk
-Mortgage-Backed Securities Risk

In addition, the Fund's portfolio turnover rate (i.e., the rate of buying and selling securities) will generally exceed 100%. Any turnover rate in excess of 100% is considered relatively high. In general, the higher the turnover rate, the greater the impact that brokerage commissions and other transaction costs will have on the Fund's performance.